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                                                                     EXHIBIT 2.1





                          STOCK PURCHASE AGREEMENT

                                BY AND AMONG

                               EUROMED, INC.,

                            EUROMED EUROPE, B.V.,

                                DR. A. DOETS,

                          DR. N. TH. P. ROOZEKRANS,

                              MUTARESTES B.V.,

                       PLURIPHARM INTERNATIONAL, B.V.


              FINANCIERINGSMAATSCHAPPIJ DE NIEUWE WERELD, B.V.,

                                     AND

                                B.V. WISTERIA




                                JUNE 19, 1996
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                               TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I.           Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.01     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.          Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         Section 2.01     Purchase and Sale of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.02     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.03     [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III.         Representations and warranties of the Companies and Shareholders . . . . . . . . . . . . . . . .   4

         Section 3.01     Ownership of the Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 3.02     Organization and Good Standing; Qualification . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.03     Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.04     Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.05     Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.06     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.07     No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.08     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.09     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.10     Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.11     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.12     Employee Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.13     Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.14     Title; Leased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.15     Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.16     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.17     Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.18     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.19     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.20     Finder's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.21     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.22     Accuracy of Information Furnished . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.23     Condition of Fixed Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.24     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.25     Beats of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.26     [Initially omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.27     Distributions and Repurchases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
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         Section 3.28     Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.29     Product Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.30     Ownership Interests of Interested Persons . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.31     Investments in Competitors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.32     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.33     Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.34     Government Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.35     [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.36     Status of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV.          Representations and Warranties of Purchaser and Euromed  . . . . . . . . . . . . . . . . . . . .  21

         Section 4.01     Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.02     Authorization and Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.03     No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.04     Finder's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.05     Commission Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.06     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.07     Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.08     Authorization for share Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.09     Subsidiary of EuroMed.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE V.           The Companies' and Shareholders' Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         Section 5.01     Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.02     [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.03     Business Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.04     Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.05     Environmental Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.06     Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.07     Approvals of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.08     Employee Matter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.09     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.10     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.11     Changes in Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.12     Capital Assets; Payments of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.13     Mortgages, Liens and Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.14     No Negotiation with Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.15     Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VI.          Purchaser's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
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ARTICLE VII.         Purchaser's Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         Section 7.01     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.02     Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.03     Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.04     No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.05     [Initially       Omitted) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.06     [Initially       Omitted) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.07     [Initially       Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.08     Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.09     [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.10     [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.11     PTC Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.12     [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.13     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.14     Continuing Business Pluripharm. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.15     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VIII.        The Companies' and Shareholders' Conditions Precedent  . . . . . . . . . . . . . . . . . . . . .  32

         Section 8.01     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.02     Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.03     Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.04     Shareholders' Satisfaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 8.05     No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 8.06     Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE IX.          Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.01     Deliveries of the Companies and Shareholders  . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.02     Deliveries of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE X.           Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         Section 10.01    Restriction Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 10.02    Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 10.03    Restrictions on Corresponding Securities and Assets . . . . . . . . . . . . . . . . . . . .  37
         Section 10.04    Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XI.          Board Membership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 11.01    Board Membership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
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         Section 11.02    Obligations B.V. Wisteria . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE XII.         Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 12.01    Indemnification by Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 12.02    Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 12.03    Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 12.04    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 12.05    Remedies Not Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 12.06    Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 12.07    Costal Expenses and Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 12.08    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 12.09    Tax Effect of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

         Section 13.01  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE XIV.         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

         Section 14.01    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 14.02    [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 14.03    Parties In Interest; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .  45
         Section 14.04    [Initially Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 14.05    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 14.06    Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . .  46
         Section 14.07    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 14.08    Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 14.09    Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 14.10    Reference to Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 14.11    Confidentiality; Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 14.12    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 14.13    Further Instruments of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 14.14    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
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                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement"), dated as of June 19, 1996, is by and among Dr. A. Doets ("Doets"), Dr. N. Th. P. Roozekrans ("Roozekrans") (collectively, the "Shareholders"), Mutarestes B.V., a Netherlands Corporation ("Mutarestes"), Pluripharm International, B.V., a Netherlands corporation ("Pluripharm"), Financieringsmaatschappij De Nieuwe Wereld, B.V., a Netherlands corporation ("DNW") (Mutarestes Pluripharm and DNW are sometimes collectively referred to herein as the "Companies"), and EuroMed Europe, B.V., a Netherlands corporation ("Purchaser") and wholly- owned subsidiary of EuroMed, Inc., a Nevada corporation ("EuroMed") and EuroMed.


W I T N E S S E T H :


WHEREAS, Shareholders hold, through their personal holding companies, all of the issued and outstanding shares of capital stock (the "Stock") of Mutarestes, which owns all of the issued and outstanding stock of Pluripharm, which in turn owns all of the issued and outstanding stock of DNW, and the Shareholders desire to sell, and Purchaser desires to purchase, the Stock;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:


ARTICLE I.           Definitions

Section 1.01         Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a) "March Balance Sheet" shall mean the balance sheet of the Companies at March 31, 1996.

(b)      "Cash Compensation" shall have the meaning set forth in Section 3.13.

(c)      "Cash Consideration" shall have the meaning set forth in Section 2.02.

(d) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Notarissenkantoor Van Apeldoorn & Taselaar (Stationsweg 65, Ede, the Netherlands), or at such other time and place as shall be mutually agreed in writing by the parties hereto. The Closing shall be effective as of the Effective Date for all purposes.

(e) "Closing Date" shall mean July 1, 1996 or such other date as may be mutually agreed in writing by the parties hereto; provided that the date may not be more than thirty days after the date hereof.

(f)      "Code" shall mean the Internal Revenue Code of 1986.

(g)      "Commission" shall mean the Securities and Exchange Commission.

(h)      "Commission Reports" shall have the meaning set forth in Section 4.05.

(i)      "Commitments" shall have the meaning set forth in Section 3.15(a).

(j)      "Compensation Plans" shall have the meaning set forth in Section
         3.11(b).

(k) "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including information derived from reports, investigations, research, work in progress, codes, software, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, maps, confidential filings with any state or federal agency, and all other concepts, know-how, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants to the extent not publicly known or not disclosed as a result of breach of confidentiality.

(l) "Consulting, Management and Noncompetition Agreement" shall have the meaning set forth in Section 9.01(j).

(m)      [Initially omitted]

(n)      "Damages" shall have the meaning set forth in Section 12.01.

(o) "December Balance Sheet" shall mean the balance sheet of the companies at December 31, 1995 which is included in the Financial Statements.

(p) "December Net Worth" shall mean the sun of the assets of the Companies as shown on the December Balance sheet less the sum of the liabilities of the Companies as shown on the December Balance Sheet.

(q)      "Effective Date" shall mean January 1, 1996.

(r)      [Initially Omitted]

(s)      "Employee Policies and Procedures" shall have the meaning set forth in
         Section 3.11(d).

(t)      "Employment Agreements" shall have the meaning set forth in Section
         3.11(c).

(u)      "Environmental Laws" shall have the meaning set forth in Section 3.32.

(v) "EuroMed Stock" shall mean the common stock, par value $0.01 per share, of EuroMed, Inc.

(w) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(x)      "Financial statements" shall have the meaning set forth in Section
         3.09.

(y) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

(z) "Ordinary course of business" means the usual and customary way in which the Companies have conducted their business in the past.

(aa)     "Personal Property" shall have the meaning set forth in Section
         3.14(b).

(ab)     "Pre-Closing Dividend" shall have the meaning set forth in Section
         3.13(u).

(ac)     "Proprietary Rights" shall have the meaning set forth in Section
         3.17(a).

(ad)     "Purchase Price" shall have the meaning set forth in Section 2.02.

(ae)     "Real Property" Shall have the Meaning set forth in Section 3.14(a).

(af)     "Securities Act" means the Securities Act of 1933, as amended.

(ag)     "Share Consideration" shall have the meaning met forth in Section
         2.02.

ARTICLE II.          Purchase and Sale

Section 2.01         Purchase and Sale of Stock.

Subject to and upon the terms and conditions contained herein, at the Closing, Shareholders shall, through the sale of their personal holdings companies as set out in a separate agreement, sell, transfer, assign, convey and deliver to Purchaser, free and clear of all adverse claims, security interests, liens, claims and encumbrances and Purchaser shall thereby purchase, accept and acquire the Stock.

Section 2.02         Purchase Price.

The total purchase price for the Stock (the "Purchase Price") shall be the aggregate of the following: (a) 10 million Dutch Guilders in cash ("Cash Consideration") and (b) 850,000 shares of EuroMed Stock (the "Share Consideration") to be delivered at Closing to the Shareholders which forms part of the purchase price of the separate agreement referred to in article 2.01.

Section 2.03         [Initially Omitted]


ARTICLE III. Representations and warranties of the Companies and Shareholders.

The Companies and Shareholders jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Effective Date as if made on that date:

Section 3.01         Ownership of the Stock.

Shareholders own, beneficially good and marketable title to the Stock, which constitutes all of the issued and outstanding capital stock of Mutarestes, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders' agreements. Mutarestes owns, beneficially and of record, good and marketable title to all of the issued and outstanding capital stock of Pluripharm, Pluripharm owns, beneficially and of record good and marketable title to all of the issued and outstanding stock of DNW.

At the Closing, Shareholders will cause the conveyance to Purchaser of good and marketable title to all of the Stock free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

Section 3.02         Organization and Good Standing; Qualification.

The Companies are corporations duly organized, validly existing and in good standing under the laws of The Netherlands, with all requisite corporate power and authority to carry on the business in which they are engaged, to own the properties they own, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The companies are duly qualified and licensed to do business and are in good standing in all jurisdictions where the nature of their business makes such qualification necessary, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the companies. The companies do not have any assets, employees or offices in any countries other than the Netherlands.

Section 3.03         Capitalization.

The authorized and issued capital stock of the Companies and the ownership interests of the Shareholders is set forth separately for Mutarestes, Pluripharm and DNW on Schedule 3.03. No shares of the capital stock of the companies are held in the treasury of the Companies. All of issued and outstanding shares of capital stock of the Companies are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Companies. Neither Shareholders nor the Companies are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Companies. No shares of capital stock of the Companies have been issued or disposed of in violation of the preemptive rights of any of the Companies' shareholders. All accrued dividends on the capital stock of the Companies, whether or not declared, have been paid in full at the Closing date.

Section 3.04         Corporate Records.

The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Companies that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Companies, copies of which have been delivered to Purchaser, contain accurate minutes of meetings of, and accurate consents to actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Companies since the formation of the Companies.

Section 3.05         Authorization and Validity.

The execution, delivery and performance by the Companies of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have boon duly authorized by the Companies. This Agreement and each other agreement contemplated hereby to which they are a party have been or will be as of the Closing Date duly executed and delivered by the Companies and constitute or will constitute legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. This Agreement and each other agreement contemplated hereby to which either Shareholder is a party have been or will be as of the Closing Date duly executed and delivered by such Shareholder and constitute and will constitute legal, valid and binding obligations of such Shareholder, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The sale of the Stock by Shareholders to Purchaser will not impair the ability or authority of the Companies to carry on their business as now conducted in any respect.

Section 3.06         Subsidiaries.

Except as set forth separately for Mutarestes, Pluripharm and DNW on Schedule 3.06, the Companies do not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

Section 3.07         No Violation.

Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Companies or any agreement, indenture or other instrument under which the Companies are bound or to which the Stock or any of the assets of the Companies are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Stock or any of the assets of the Companies, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Companies, the Stock or the assets of the Companies. The Companies have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

Section 3.08         Consents.

Except as set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.08, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Companies or shareholders.

Section 3.09         Financial Statements.

The Companies have furnished to Purchaser the audited balance sheet and related audited statements of income, retained earnings and cash flows for each of the twelve months ended December 31 for the 1993, 1994 and 1995 calendar years, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the three-month period ended March 31, 1996 (the "March Balance Sheet") (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Companies, fairly present the financial condition and results of operations of the Companies as of the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis with prior periods. All accounts receivables shown in the March Balance Sheet have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

Section 3.10         Liabilities and Obligations.

Except as not forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.10, the Financial Statements reflect at the date thereof all liabilities of the Companies accrued, contingent or otherwise, arising out of transactions affected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Companies are not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Companies nor Shareholders know of any basis for the assertion of any other claims or liabilities of any nature or in any amount,

Section 3.11         Employee Matters.

(a)      Cash Compensation.

         Schedule 3.11(a) contains a complete and accurate list set forth separately for Mutarestes, Pluripharm and DNW of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all executive management of the Companies, regardless of compensation levels, and all other salaried employees of the Companies. In addition, Schedule 3.11 (a) contains a complete and accurate list set forth separately for Mutarestes, Pluripharm and DNW of (i) all increases in Cash Compensation of such employees during the current and immediately preceding fiscal years of the Companies and (ii) any promised increases in cash compensation of such employees that have not yet been effected.

(b)      Compensation Plans.

         Schedule 3.11(b) contains a complete and accurate list set forth separately for Mutarestes, Pluripharm and DNW of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Companies or to which the Companies contribute on behalf of their employees, other than Employee Benefit Plans listed in Schedule 3.12(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. The Companies have provided Purchaser a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by the Companies.

(c)  Employment Agreements.

         Schedule 3.11 (c) contains a complete and accurate list set forth separately for Mutarestes, Pluripharm and DNW of all employment agreements (the "Employment Agreements") to which the Companies are a party with respect to their employees. The Employment Agreements include without limitation employee leasing agreements, employee services agreements and noncompetition agreements. The Companies have provided Purchaser a copy of each written Employment Agreement and a written description of each unwritten Employment Agreement.

(d)      Employee Policies and Procedures.

         Schedule 3.11(d) contains a complete and accurate list set forth separately for Mutarestes, Pluripharm and DNW of all employee manuals, policies, procedures and work related rules (the "Employee Policies and Procedures") that apply to employees of the Companies. The Companies have provided Purchaser a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by the companies.

(e)      Unwritten Amendments.

         Except as set forth separately for Mutarestes, Pluripharm and DNW in
         Schedule 3.11(e), no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

(f)      Labour Compliance.

         Except as set forth separately for Mutarestes, Pluripharm and DNW in
         Schedule 3.11(f), the Companies (i) have been and are in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) are not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Companies have not engaged in any unfair labour practice or discriminated on the basis of race, colour, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labour practice charges or complaints or racial, colour, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Companies before any national or local court, board, department, commission or agency nor does any basis therefor exist or (ii) existing or threatened labour strikes, disputes, grievances, controversies or other labour troubles affecting the Companies nor does any basis therefor exist.

(g)      Unions.

         The Companies have never been a party to any agreement with any union, labour organization or collective bargaining unit. No employees of the Companies are represented by any union, labour organization or collective bargaining unit. To the best knowledge of the Companies, the employees of the Companies have no intention to and have not threatened to organize or join a union, labour organization or collective bargaining unit.

(h)      Aliens.

         All employees of the Companies are citizens of, or are authorized to be employed in, The Netherlands.

Section 3.12         Employee Arrangements.

The Companies have not entered into any Employee Arrangements within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended: "ERISA".

Section 3.13         Absence of Certain Changes.

Except as set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.13, since December 31, 1995, the Companies have not

(a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Companies or any Shareholder, in their condition (financial or otherwise), operations, assets, liabilities, business or prospects;

(b) contracted for the purchase of capital assets having a cost in excess of 50,000 Dutch Guilders (individually or in the aggregate) or paid capital expenditures in excess of 50,000 Dutch Guilders (individually or in the aggregate);

(c) incurred any indebtedness for borrowed money or issued or sold any debt securities;

(d) incurred or discharged any liabilities or obligations except in the ordinary course of business;

(e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims;

(f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

(g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business;

(h) acquired or disposed of any assets except in the ordinary course of business;

(i)      written up or written down the carrying value of any of its assets;

(j) changed the costing system or depreciation methods of accounting for its assets;

(k)      waived any material rights or forgiven any material claims;

(l)      lost or terminated any salaried employee, customer or supplier;

(m)      increased the compensation of any director or officer;

(n) increased the compensation of any employee except in the ordinary course of business;

(o) made any payments to or loaned any money to any person or entity referred to in Section 3.30;

(p) formed or acquired or disposed of any interest in any corporation, partnership joint venture or other entity;

(q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights;

(r) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business;

(s)      entered into, adopted or amended any Employee Benefit Plan;

(t) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Companies.

(u) declared, paid or made any dividends or distributions on its capital stock, other than the dividend distribution for 1994, which is reflected in the Financial Statements and has been paid in 1996 (the "1994 Dividend") and a preclosing dividend representing part of the retained earning as of December 31, 1995 which Mutarestes will pay to each of NTP Consult B.V. ("NTP") and Nydima B.V. ("Nydima") of one million Dutch Guilders each.

(v) entered into any agreement (oral or written) with any director, officer or employee.

Section 3.14         Title; Leased Assets.

(a) Real Property. The Companies do not use other real property than the Real Property used in the conduct of the business of the Companies as referred to in Section 3.14(c). The Companies do not own or ever have owned any real property neither have they or ever had they an interest with respect to any real property.

(b) Personal Property. Except as set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.14(b), the Companies have good, valid and marketable title to all tangible and intangible personal property owned by then (collectively, the "Personal Property"). The Personal Property and the leased personal property referred to in Section 3.14(c) constitute the only personal property used in the conduct of the business of the Companies.

(c) Leases. A list and brief description of all leases of real and personal property to which the Companies are a party, either as lessor or lessee, are set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.14(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

(d) Right to Use Assets. Except for those assets acquired since March 31, 1996, which are listed separately for Mutarestes, Pluripharm and DNW in Schedule 3.14 (d), all tangible and intangible assets used in the conduct of the business of the Companies are reflected in the Financial Statements in a manner that is in conformity with GAAP applied on a consistent basis with prior periods. The Companies own, lease or otherwise possess a right to use all assets used in the conduct of the business of the Companies which will not be impaired by the consummation of the transactions contemplated hereby.

Section 3.15         Commitments.

(a)      Commitments; Defaults.

         Except as set forth separately for Mutarestes, Pluripharm and DNW in
         Schedule 3.15 and other than in the normal course of business, the Companies have not entered into, nor are the Stock, the assets or the business of the Companies bound by, whether or not in writing, any

         (i)         partnership or joint venture agreement;

         (ii)        deed of trust or other security agreement

         (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

         (iv) employment consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

         (v)         labour or collective bargaining agreement;

         (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

         (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

         (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

         (ix) lease of real or personal property whether as lessor, losses, sublessor or noblesse;

         (x) agreement between either Mutarestes, Pluripharm or DNW and any affiliate of Mutarestes, Pluripharm or DNW;

         (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Companies;

         (xii) any agreement for the acquisition of services, supplies equipment or other personal property and involving more than 10,000 Dutch Guilders in the aggregate;

         (xiii)      powers of attorney;

         (xiv)       contracts containing noncompetition covenants;

         (xv) any other contract or arrangement that involves either an unperformed commitment in excess of 10,000 Dutch Guilders or that terminates more than 30 days after the date hereof;

         (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.30;

         (xvii) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Companies of a particular product or service; or

         (xviii) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Companies.

         All of the foregoing (whether identified on Schedule 3.15 or not) are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Companies, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.15. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, offsets or counterclaims have been asserted or, to the best knowledge of the Companies and Shareholders, may be made by any party thereto, nor have the Companies waived any rights thereunder, except as described in Schedule 3.15. The Companies has not received notice of any default with respect to any Commitment.

(b)      No Cancellation or Termination of Commitment.

         Except as contemplated hereby, neither the Companies nor any Shareholder have received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Companies nor any shareholder know of any fact that would justify the exercise of such a right. Neither the Companies nor any Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.15, none of the customers or suppliers of the Companies have refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or have communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Companies.

Section 3.16         Insurance.

A list and brief description of all insurance policies of the Companies are set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.16. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

Section 3.17         Proprietary Rights.

(a)      Ownership.

         The Companies own all patents, trademarks, trade names, service marks, copyrights, technology know how, trade secrets, manuals and plan approvals, customer lists and other proprietary information (collectively, the "Proprietary Rights"), if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.17 is a true and correct description of the Proprietary Rights.

(b)      Conflicting Rights of Third Parties

         The Companies have the sole and exclusive right to use the Proprietary Rights owned by them without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Companies nor any Shareholder knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(c)      Claims of Other Persons.

         The Companies and Shareholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Companies infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Companies with respect thereto. The Companies have not given and are not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by them.

Section 3.18         Taxes.

(a)      Taxes and Tax Returns.

         The Companies have duly and timely filed with the appropriate governmental agencies all corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by The Netherlands or any jurisdiction or any political subdivision. All such tax returns or report are complete and accurate and properly reflect the taxes of the Companies for the periods covered thereby. The Companies have paid or accrued all taxes, penalties and interest which have become due with respect to any returns that they have filed and any assessments of which they are aware. The Companies are not delinquent in the payment of any tax, assessment or governmental charge. No tax deficiency or delinquency has been asserted against the Companies. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Companies that could be asserted by any taxing authority. There is no taxing authority audit of the Companies pending, or to the knowledge of the Companies or Shareholders threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Companies have not violated any national, local or foreign tax law. The Companies have not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected. All monies required to be withheld by the Companies and paid to governmental agencies for all income, social security, unemployment insurance, sales excise, use and other taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements of the Companies. The liabilities (including deferred taxes) shown in the Financial Statements as of the March Balance Sheet and to be accrued on the books and records of the Companies through the Closing Date for taxes, interest and penalties are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1995 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

(b)      Tax Related Matters.

         Shareholders are not foreign persons, as such term is referred to in
         Section 1445(b)(2) of the Code. The Companies are not, and in prior years have not been, a member of an affiliated group, as such term is defined in Section 1504 of the Code, filing a consolidated return. None of the assets of the Companies constitute property that Purchaser, or any affiliate of Purchaser, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the companies are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code. The Companies have not at any time consented, and Shareholders will not permit the Companies to elect to have the provisions of Section 341(f)(2) of the Code apply to it. The Companies have not voluntarily or involuntarily changed a method of accounting resulting in the Companies' inclusion of amounts in income pursuant to adjustments under Section 481 of the Code. The Shareholders have paid all income and capital gains taxes with respect to the Companies.

(c) Any return of taxes paid by the Companies in relation to fiscal years before 1996 will be for the benefit of the Shareholders.

Section 3.19         Compliance with Laws.

The Companies have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Companies or Shareholders of any nationally or local law or regulation that could affect the property or business of the Companies. The Companies possess all necessary licenses, franchises, permits and governmental authorizations to conduct their business as now conducted, all of which are listed separately for Mutarestes, Pluripharm and DNW in Schedule 3.19.

Section 3.20         Finder's Fee.

Neither the Companies nor any Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

Section 3.21         Litigation.

Except as described separately for Mutarestes, Pluripharm and DNW in Schedule 3.21, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Companies or Shareholders threatened, against or affecting, or that could affect, the Companies, any of the Stock, or the business of the Companies. Neither the Companies nor Shareholders are (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Companies or to their business, assets, operations or employees or (b) in default with respect to any such orders writ, injunction or decree. Neither the Companies nor Shareholders know of any basis for any such action, proceeding or investigation. All surety bonds necessary for the Companies to do business have been posted and no claims against such bonds have been made. Except as set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.21, no collateral is posted on such bonds.

Section 3.22         Accuracy of Information Furnished.

All information       furnished to Purchaser by the companies or any
Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

Section 3.23         Condition of Fixed Assets.

All of the plants,, structures and equipment owned by the Companies are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

Section 3.24         Inventory.

Except as set forth separately for Mutarestes, Pluripharm and DNW in Schedule
3.24 and reserved for in the Financial Statements in accordance with GAAP, all of the inventory owned by the Companies is in good, current, standard and merchantable condition and is not obsolete or defective. The Companies have presently and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

Section 3.25         Beats of Account.

The books of account of the Companies have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Companies have been properly recorded in such books.

Section 3.26         [Initially omitted]

Section 3.27         Distributions and Repurchases.

Except as set forth separately for mutarestes Pluripharm and DNW in Schedule 3.27, since December 31, 1995, no distribution, payment or dividend of any kind has been declared or paid by the Companies on any of its capital stock (other than the Pre-Closing Dividend and the 1994 Dividend) . since December 31, 1995, no repurchase of any of the capital stock of the Companies has been approved or effected by the Companies.

Section 3.28         Customers and Suppliers.

Set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.28 is (a) a complete and accurate list of the fifteen largest customers of the Companies in terms of sales for each of the last three fiscal years and the current fiscal year to date, showing,, with respect to each, the name, address and pricing and sales records relating to such customer; (b) a complete and accurate list of the fifteen largest suppliers of the Companies in terms of dollar volume of transactions for each of the last three fiscal years and the current fiscal year to date, showing,, with respect to each, the name, address and aggregate dollar volume of purchases from such supplier; and (c) a complete and accurate list of the standard prices and any applicable discounts by customer name for the Companies.

Section 3.29         Product Warranties

Except as not forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.29, there is no claim against the Companies on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is to the best knowledge of the

Shareholders no basis for any such claim on account of defective products heretofore manufactured, sold or rented.

Section 3.30         Ownership Interests of Interested Persons.

Except as set forth separately for Mutarestes Pluripharm and DNW in Schedule 3.30, no officer, supervisory employee, director or shareholder of the Companies, or their respective spouses or children,, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Companies, or any organization that has a material contract or arrangement with the companies.

Section 3.31         Investments in Competitors.

No Shareholder owns directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Companies except as disclosed with respect to Phardis B.V.

Section 3.32         Environmental Matters.

Except as set forth separately for Mutarestes, Pluripharm and DNW in Schedule 3.22, the Companies are not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws") , and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts conditions and circumstances, if any, pertaining to the assets and operations of the Companies. To the best knowledge of the Companies and Shareholders, the assets of the Companies have never been used in a manner that would be in violation of any of the Environmental Laws. The Companies have not obtained and are not required to obtain, and the Companies have no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or -similar authorizations to construct, occupy,, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Companies by reason of any Environmental Laws

Section 3.33         Certain Payments.

Neither the Companies nor Shareholders nor any director, officer or employee of the Companies has paid or caused to be paid, directly or indirectly, in connection with the business of the Companies: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kickback or other similar payment or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

Section 3.34         Government Inquiries.

Since December 31, 1995, there have been no inspection reports, questionnaires, inquiries, demands or requests for information received by the Companies or Shareholders from, or any material statement, report or other document filed by the Companies with, the government of The Netherlands or any administrative agency of The Netherlands.

Section 3.35         [Initially Omitted]

Section 3.36         Status of Shareholders.

Each Shareholder has the knowledge and experience necessary to evaluate an investment in Purchaser by acquiring the Share Consideration and is able to bear the economic risk of loss of his investment in Purchaser. Each Shareholder is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D under the Securities Act, Each Shareholder is acting on his own behalf in connection with the investigation and examination of Purchaser and his decision to execute these documents and consummate the transactions contemplated hereby, Each Shareholder is acquiring his portion of the Share Consideration for his own account, and not with a view of distributions Each Shareholder acknowledges that the Share Consideration is not registered and may not be sold or transferred in the absence of registration under the Securities Act and applicable state securities laws, unless an exemption exists therefor.

ARTICLE IV.          Representations and Warranties of Purchaser and Euromed

Purchaser and EuroMed represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Effective Date as if made an that date:

Section 4.01         Organization and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of The Netherlands,, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 4.02         Authorization and Validity.

The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby,, have been duly authorized by Purchaser, This Agreement and each other agreement contemplated hereby have boon or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

Section 4.03         No Violation.

Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (b) violate or conflict with any judgment decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

Section 4.04         Finder's Fee.

Purchaser has not incurred any obligation for any finder's, broker's or agents fee in connection with the transactions contemplated hereby.

Section 4.05         Commission Reports.

Since May 15, 1995, Purchaser's parent company, EuroMed, has filed all forms, documents and reports with the Commission required to be filed by it pursuant to federal securities laws and the Commission rules and regulations thereunder (the "Commission Reports"), all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Acto The Commission Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements contained therein not misleading.

Section 4.06         Financial Statements.

The consolidated balance sheets and the related statements of income, shareholders,' equity and cash flow (including the related notes thereto) of Purchaser and its consolidated subsidiaries included in the Commission Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein) and present fairly the consolidated financial position of Purchaser and its consolidated subsidiaries as of their respective dates, and the results of their operations and their cash flow for the periods presented therein.

Section 4.07         Absence of Certain Changes.

Except as disclosed in the Commission Reports, since May 15, 1996, the business of Purchaser has been carried on in the ordinary course and there has not been any adverse change in their business, financial condition, results of operations, assets or liabilities which could reasonably be expected to have a material adverse affect on Purchaser and its consolidated subsidiaries, taken as a whole.

Section 4.08         Authorization for share Consideration.

Purchaser has taken, or will have taken prior to the Closing, all corporate action necessary to cause the issuance of the shares of EuroMed Stock constituting the Share Consideration, The EuroMed Stock issued to Shareholders pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable, free and clear of any lions, claims, charges or security interests, and no share holder of Purchaser will have any preemptive right of subscription or purchase in respect thereof. EuroMed guarantees that the representations and warranties given by Purchaser are true and correct.

Section 4.09         Subsidiary of EuroMed.

EuroMed owns directly or indirectly all of the issued and outstanding shares of capital in Purchaser.

ARTICLE V.           The Companies' and Shareholders' Covenants

The Companies and Shareholders jointly and severally agree that between the date hereof and the Closing:

Section 5.01         Consummation of Agreement.

The Companies and Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

Section 5.02         [Initially Omitted]

Section 5.03         Business Operations.

The Companies shall operate their business in the ordinary course and will not introduce any now method of management or operation. The Companies and shareholders shall use their best efforts to preserve the business of the Companies intact, to retain the present customers and suppliers so that they will be available to Purchaser after the Closing. The Companies and Shareholders shall not take any action that could adversely affect the condition (financial or otherwise) , operations, assets, liabilities, business or prospects of the Companies without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate on the Effective Date or preclude the Companies and Shareholders from making such representations and warranties as of the Effective Data. Except as contemplated herein, the Companies will not (a) declare, pay or make any dividends or distributions on its capital stock (other than the "Pre-Closing Dividend" and the 1994 Dividend); (b) enter into any agreement (oral or written) with its directors, officers or salaried employees;
(c) increase the compensation of its directors, officers or salaried employees;
(d) make capital expenditures (or enter into commitments to make capital expenditures) in excess of 50,000 Dutch Guilders (either individually or in the aggregate); (e) issue any capital stock or capital stock equivalents onto (including options and warrants) to purchase capital stock of the Companies;
(f) incur indebtedness or other liabilities other than in the ordinary course of business and consistent with past practice; or (q) redeem any capital stock of the Companies.

Section 5.04         Access.

The Companies and Shareholders shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the assets and business of the Companies, including their employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Companies as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of the Companies.

Section 5.05         Environmental Audits.

The Companies and Shareholders shall cooperate with and provide reasonable assistance to Purchaser in obtaining any environmental studies or audits with respect to the property owned and leased by the Companies as requested by Purchaser.

Section 5.06         Material Change.

The Companies and Shareholders shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operation, assets, liabilities, business or prospects of the Companies. Notwithstanding the disclosure to Purchaser of any such material adverse change, the companies and Shareholders shall not be relieved of any liability for, nor shall the providing of such information by the Companies to Purchaser be deemed a waiver by Purchaser of, the broach of any representation or warranty of the Companies and Shareholders contained in this Agreement.

Section 5.07         Approvals of Third Parties.

The Companies and Shareholders shall use their best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

Section 5.08         Employee Matter.

The Companies shall not, without the prior written approval of Purchaser, except as required by law: (a) adopt, amend or terminate any Compensation Plan, Employment Agreement or Employee Policies and Procedures; (b) institute settle or dismiss any employment litigation; (c) enter into,, modify, amend or terminate any agreement with any unions labour organization or collective bargaining unit; or (d) take or fail to take any action with respect to any past or present employee of the Companies that could adversely affect the business of the Companies,

Section 5.09         Employee Benefit Plans.

The companies shall not, without the prior written approval of Purchaser except as required by law: (a) adopt, amend or terminate any Employee Benefit Plan;
(b) take any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries; (c) fail to pay any premium or contribution due or with respect to any Employee Benefit Plan; (d) fail to file any return or report with respect to any Employee Benefit Plans or (e) take or fail to take any action that could adversely affect any Employee Benefit Plan.

Section 5.10         Contracts.

Except with Purchaser's prior written consent, the companies shall not waive any right or cancel any contract, debt or claim or assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

Section 5.11         Changes in Inventory.

The Companies shall not alter the physical contents or character of its raw materials, work-in-process or finished goods inventory or the mixture of products in its finished goods inventory so as to affect the nature of its business or result in a material change in the total dollar valuation thereof.

Section 5.12         Capital Assets; Payments of Liabilities.

The companies shall not, without the prior written approval of Purchaser (a) acquire or dispose of any capital asset having an initial cost of 50,000 Dutch Guilders or more, or (b) discharge or satisfy any lion or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements or (ii) current liabilities and obligations incurred in the ordinary course of business since March 31, 1996 and, in either case (i) or (ii) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

Section 5.13         Mortgages, Liens and Guaranties.

The Companies shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge conditional sale or other title retention agreement, permit any security interest, lion, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation business or other person.

Section 5.14         No Negotiation with Others.

Neither the Companies nor any Shareholder shall solicit or participate in negotiations with (and the Companies and the Shareholders shall use their best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Companies from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Companies or any transaction inconsistent with those contemplated hereby.

Section 5.15         Backlog.

The backlog of the Companies shall only be increased or decreased in the ordinary course of business.

ARTICLE VI.          Purchaser's Covenants

Purchaser and EuroMed agree that between the date hereof and the Closing, Purchaser shall use its beat efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

ARTICLE VII.         Purchaser's Conditions Precedent

Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, and

Purchaser shall be entitled to terminate this Agreement if each of the following are not so fulfilled or waived:

Section 7.01         Representations and Warranties.

The representations and warranties of the Companies and Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects an of the Effective Date.

Section 7.02         Covenants and Conditions.

The Companies and Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Companies and Shareholders prior to the Closing Date.

Section 7.03         Proceedings.

No action, proceeding or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

Section 7.04         No Material Adverse Change.

No material adverse change (other than the entering into force of the Wet Maximumprijzen Geneesmiddelen, "the Act maximum Prices of Medicines") in the condition (financial or other wise), operations, assets, liabilities, business or prospects of the Companies shall have occurred since December 31, 1995, whether or not such change shall have boon caused by the deliberate act or omission of the Companies or any Shareholder.

Section 7.05         [Initially   Omitted)

Section 7.06         [Initially   Omitted)

Section 7.07         [Initially   Omitted]

Section 7.08         Approvals.

All authorizations, approvals, consents and waivers of any governmental authority or third party, each as Purchaser deems necessary or desirable to consummate of the transactions contemplated by this Agreement, shall have boon obtained and shall not be terminated, suspended or withdrawn as of the Closing Date.

Section 7.09         [Initially Omitted]

Section 7.10         [Initially Omitted]

Section 7.11         PTC Approval.

Approval of the transactions contemplated by the Agreement by the United States Federal Trade commission (if required).

Section 7.12         [Initially Omitted]

Section 7.13         Financial Statements.

The preparation by the accountants of the Companies of Financial Statements adequate for EuroMed to comply with the rules and regulations of the United States Securities Laws.

Section 7.14         Continuing Business Pluripharm.

So long as the shareholders continue to hold at least lot of the total outstanding EuroMed stock, EuroMed will continue to hold, directly or indirectly, the shares in Pluripharm, and Euromed will not sell or discontinue the business of Pluripharm, unless agreed by the Shareholders.

Section 7.15         Closing Deliveries.

Purchaser shall have received all documents, duly executed in form satisfactory to Purchaser and its counsel, referred to in Section 9.01.

ARTICLE VIII.        The Companies' and Shareholders' Conditions Precedent

Except an may be waived in writing by the Companies and Shareholders, the obligations of the Companies and Share holders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions, and Shareholders shall be entitled to terminate this Agreement if each of the following are not so fulfilled or waived:

Section 8.01         Representations and Warranties.

The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Effective Date.

Section 8.02         Covenants and Conditions.

Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

Section 8.03         Proceedings.

No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

Section 8.04         Shareholders' Satisfaction.

The Shareholders' satisfaction in all respects with its review and analysis of the assets, liabilities, business condition (financial or otherwise) and prospects of Euromed.

Section 8.05         No Material Adverse Change.

No material adverse change (other than the entering into force of the wet Maximumprijzen Genessmiddelen, "the Act Maximum Prices of Medicines") in the condition (financial or other wise), operations, assets, liabilities, business or prospects of the Companies shall have occurred since December 31, 1995, whether or not such change shall have been caused by the deliberate act or omission of the Purchaser.

Section 8.06         Closing Deliveries.

The Companies or Shareholders, as the case may be, shall have received all documents referred to in Section 9.02.

ARTICLE IX.          Closing Deliveries.

Section 9.01         Deliveries of the Companies and Shareholders.

At the Closing, the Companies and Shareholders shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel and dated as of the Effective Date unless otherwise specified:

(a) Shareholders will cooperate in the execution of a notarial deed whereby the Stock will be transferred and conveyed to Purchaser;

(b)      [Initially Omitted]

(c)      [Initially Omitted]

(d) certificates of the Presidents of the Companies and of Shareholders, each dated as of the Closing Date, (i) as to the performance of and compliance by the Companies and Shareholders with all covenants contained herein an and as of the Closing Date and (ii) certifying that all conditions precedent of the Companies and Shareholders to the Closing have been satisfied;

(e)      [Initially Omitted]

(f)      [Initially Omitted]

(g)      [Initially Omitted]

(h)      [Initially Omitted]

(i)      [Initially Omitted]

(j) The Consulting, Management and Noncompetition Agreements in the form to be agreed upon,, based an the draft attached hereto as Exhibit C, by each of Doets, Roozekrans and Hinnen (the "Consulting, Management and Noncompetition Agreements"), duly executed by each Shareholder;

(k) an opinion of Stibbe Simont Monahan Duhot, counsel to the Companies and Shareholders, in the form satisfactory to Purchaser; and

(l)      [Initially Omitted]

(m) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Stock.

Section 9.02         Deliveries of Purchaser.

At the Closing, Purchaser shall deliver the following to the Companies or the appropriate party, each of which shall be dated as of the Closing Date unless otherwise specified:

(a) the Cash Consideration in immediately available funds to be paid into the account of civil law notaries Van Apeldoorn & Taselaar at ING Bank, bankaccount number: 69.26.60.038;

(b)      the Share Consideration;

(c) a copy of the resolutions of the Board of Directors of EuroMed authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

(d)      [Initially Omitted]

(e) a certificate of the President of Purchaser, dated as of the closing Date, (i) as to the performance of and compliance by Purchaser with all covenants contained heroin on and as of the Closing Date and (ii) certify ing that all conditions precedent of Purchaser to the Closing have been satisfied;

(f)      [Initially Omitted]

(g)      [Initially Omitted]

(h)      [Initially Omitted]

(i) the Consulting, Management and Noncompetition Agreements, duly executed by Purchaser;

(j) an opinion of Jackson & Walker, L.L.P., counsel to Purchaser in the form satisfactory to the shareholders; and

ARTICLE X.           Transfer Restrictions.

Section 10.01        Restriction Period.

During the period commencing on the Closing Date and ending on the two-year anniversary of the Closing Date (the "Restriction Period"), the restriction described in Section 10.02 shall apply to the Share Consideration. At the end of the Restriction Period such restrictions shall cease to apply to the Share consideration.

Section 10.02        Restrictions.

(a) Each Shareholder agrees that during the Restriction Period he will not sell, assign, transfer pledge, or otherwise encumber or dispose of all or any portion of the Share Consideration, directly or indirectly, and any attempt by either Shareholder to do so shall be ineffective. If any Share Consideration shall be sold, transferred or disposed of other than in accordance with the terms and conditions of the Agreement, EuroMed shall have the right to treat such transfer as if were void, in enforcing such rights, EuroMed may hold and refuse to transfer any of the Share Consideration or any certificate therefor presented to it for transfer, in addition to and without prejudice to any and all other rights which may be available to it. The transfer restrictions contained herein shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Notwithstanding the Restriction Period Doets and Roozekrans have the right to sell or register 200,000 shares each before 31 December 1996. The parties can mutually agree to shorten the duration of Restriction Period.

(b)      B.V. Wisteria and Mr A.F. Hinnen ("Hinnen") agree that:
         - before expiration of the Restriction Period B.V. Wisteria or Hinnen will not directly or indirectly sell, assign, transfer, pledge or dispose of the shares in EuroMed Stock held (directly or indirectly) by them, except when mutually agreed otherwise between Hinnen and the Shareholders;
         - B.V. Wisteria or Hinnen will not sell, assign, transfer, pledge or dispose of the shares in EuroMed Stock held by them directly or indirectly without giving the opportunity to the Shareholders to dispose of an equal proportion of their shareholding in EuroMed simultaneously with B.V. wisteria or Hinnen.

(c) It is envisaged that EuroMed will issue a further 100,000 shares of EuroMed Stock to customers of its operating company Galenica B.V. The parties and B.V. Wisteria and Hinnen agree that, if such a share issue will be effected, the customers of Pluripharm will also be entitled to acquire simultaneously with such customers of Galenica B.V. and at equal conditions a total of 100,000 shares.

Section 10.03        Restrictions on Corresponding Securities and Assets.

Any other securities or assets (other than ordinary cash dividends) that are received by the Shareholder with respect to the Share Consideration while they are still subject to the restrictions described in Section 10.02 above will be subject to the same restrictions.

Section 10.04        Legends.

All certificates representing Share Consideration shall be conspicuously legended as follows:

(a) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT BETWEEN EUROMED AND THE SHAREHOLDER AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED. EUROMED WILL FURNISH A COPY OF RESTRICTIONS TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO EUROMED AT ITS PRINCIPAL PLACE OF BUSINESS ON REGISTERED OFFICE."

(b) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH REGISTRATION IS NOR REQUIRED."

Upon the termination of the restrictions set forth in Section 10.2 above, at the request of the Shareholders, EuroMed shall take such steps as are necessary to have the restrictive legend in clause (a) removed from all certificates represents ing Share Consideration.

ARTICLE XI.          Board Membership

Section 11.01        Board Membership.

As long as Doets and Roozekrans own, individually or in the aggregate, at least 500,000 shares of EuroMed Stock, B.V, Wisteria, a personal holding company of Hinnen which is a shareholder of Euromed, shall use its best efforts to cause the Board of Directors Of EuroMed to nominate two persons selected by Doets and Roozekrans for election to the Board of Directors of the Company. As long as Doets and Roozekrans own, individually or in the aggregate, at least 200,000 until 499,999 shares of EuroMed Stock B.V. Wisteria shall use its best efforts to causa the Board of Directors Of EuroMed to nominate one person selected by Doets and Roozekrans for election to the Board of Directors of the Company. B.V. Wisteria agrees to vote all of its shares of EuroMed Stock in favour of such nominees.

Section 11.02        Obligations B.V. Wisteria.

If B.V. Wisteria transfers any of its shares, it is obliged to transfer the obligation of Section 11.01 to the new owners of the shares so that the new owner must respect these obligations as well. BV. Wisteria will notify Doets and Roozekrans of the tentative transfer of shares prior to the transfer of its shares.

ARTICLE XII.         Remedies

Section 12.01        Indemnification by Shareholders.

Subject to the terms and conditions of this Article, Shareholders jointly and severally agree to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, causes of action, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnities by reason of or resulting from:

(a) a breach of any representation, warranty or covenant of the companies or Shareholders contained herein, in any exhibits schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby and (b) the lawsuits and other matters described on Schedule 3.21 (to the extent such Damages are in excess of reserves relating to such litigation, if any, shown on the March Balance Sheet).

Section 12.02        Indemnification by Purchaser.

Subject to the terms and conditions of this Article, Purchaser and EuroMed hereby agree to indemnify, defend and hold Shareholders harmless from and against all Damages asserted against or incurred by shareholders by reason of or resulting from a breach of any representation warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder , or in any agreement executed in connection with the transactions contemplated hereby.

Section 12.03        Conditions of Indemnification.

The respective obligations and liabilities of the companies and Shareholders and Purchaser (the indemnifying Party,) to the other (the "party to be indemnified") under Sections 12.01 and 12.02 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own Choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii.) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there nay be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified). Except as set forth in Section 14.06, the failure to promptly deliver a notice of an indemnity claim hereunder shall not relive the indemnifying party of its obligation to the indemnified party with respect to the such claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim.

(b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favour of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be the party to be indemnified. The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

(d) A party making a claim must file its claim within a fixed term of 5 years after 31 december 1995 (therefore the latest on 31 december
         2000) whereafter the right to claim indemnification expires& The total amount of all indemnification paid hereunder either by Shareholders collectively or by Purchaser and EuroMed collectively shall not exceed the amount of 10 million Dutch Guilders.

Section 12.04        Waiver.

No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition, No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 12.05        Remedies Not Exclusive.

The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

Section 12.06        Offset.

Any and all amounts owing or to be paid by any party hereto to any other party hereto, hereunder or otherwise, shall be subject to offset and reduction Pro tanto by any amounts that may be owing at any time by such other party to such party in respect of the indemnification provisions contained herein or any failure or breach of any representation, warranty or Covenant of such other party under or in connection with this Agreement or any other agreement with such party or any transaction contemplated hereby or thereby, as reasonably determined by such party, If such party determines that such offset is appropriate, notice shall be given to such other party of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by such other party prior to such due date, an determined by such party, the amount of such payment shall not be so reduced.

Section 12.07        Costal Expenses and Legal Fees.

When the transactions contemplated hereby are consummated,, the costs and expenses of both parties (including accountants and attorneys' fees and expenses) will be borne by Pluripharm, when the transactions are not consummated each party will bear its own costs, except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees' to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or
(ii) proving that another party breached any of the terms of this Agreement; provided that, notwithstanding the foregoing, in the event the transactions contemplated hereby are consummated, any and all costs and expenses incurred or accrued by the Companies in connection with the negotiation and documentation of this Agreement and the agreements contemplated hereby, the consummation of the transactions contemplated hereby or otherwise in connection herewith, shall be paid by, and be the obligations of , the Shareholders.

Section 12.08        Specific Performance.

The Companies and Shareholders acknowledge that a refusal by the Companies or either Shareholders to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult, Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

Section 12.09        Tax Effect of Indemnification.

Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party to another party to this Agreement shall be reduced by any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming indemnity hereunder.

ARTICLE XIII.

Section 13.01.

All parties waive their rights to rescind the Agreement.

ARTICLE XIV.         Miscellaneous

Section 14.01        Amendment.

This Agreement may be amended, modified or supplemented only by an Instrument in writing executed by all the parties hereto.

Section 14.02        [Initially Omitted]

Section 14.03        Parties In Interest; No Third Party Beneficiaries.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 14.04        [Initially Omitted]

Section 14.05        Severability.

If any provision of this Agreement is held to be illegal invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and affect and shall not be affected by the illegal invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 14.06        Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or an behalf of the Companies, Shareholders or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Companies and Shareholders or Purchaser, an the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of three years, except for (a) representations and warranties with respect to any tax or tax- related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (b) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely Notwithstanding the above, if prior to any expiration date the indemnifying party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, any representation or warranty that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity, to the extent of such claim only, until such claim is finally resolved or disposed of.

Section 14.07        Governing Law.

This agreement and the rights and obligations of the parties hereto are governed by and construed and enforced in accordance with the substantive laws of the Netherlands. Any dispute arising under this Agreement shall be exclusively settled by the competent Court of Arnhem, the Netherlands.

Section 14.08        Captions.

The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 14.09        Gender and Number.

When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 14.10        Reference to Agreement.

Use of the words "herein", "hereof", hereto and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

Section 14.11        Confidentiality; Publicity and Disclosures.

(a) All copies of any information delivered to Purchaser pursuant to this Agreement shall, upon the written request of the Companies, be promptly returned to the Companies in the event this Agreement is terminated, and Purchaser agrees that it will use any information obtained from such review which is confidential only for purposes of making its decision as to whether to consummate the transactions contemplated herein and not for any other purposes. For purposes of this Section 14.11(a), confidential information does not include information which: (i) is or becomes generally available to the public other than as a result of disclosure which is in violation of this section; (ii) was known by Purchaser on a nonconfidential basis prior to the disclosure thereof; or (iii) is acquired by Purchaser from a third party who has no confidential commitment to the Companies with respect to the same.

(b) Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by law (including, without limitation, federal securities laws), regulation or court or administrative order, (ii) to advisors, financiers or lenders of any party or to any party's directors, officers, employees and representatives involved in the transactions contemplated herein or
         (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Companies.

Section 14.12        Notice.

Any notice or demand which is permitted or required hereunder will be deemed to have been received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) or one day after sent by overnight delivery by an internationally recognized courier or telecopy providing confirmation or receipt of delivery, or (c) three days after being sent by certified or registered mail,, postage and charges prepaid, return receipt requested to the addresses listed on Schedule 14.12 attached hereto, or at any other address designated by any party hereto to all other parties hereto in writing.

Section 14.13        Further Instruments of Transfer.

Following the Closing, at the request of Purchaser, Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (a) vest in Purchaser good and marketable title to the Stock and (b) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favour of the parties hereunder or thereunder.

Section 14.14        Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first written above.


EUROMED EUROPE, B.V.


By:
   ----------------------------------------------

Its:
    ---------------------------------------------

EUROMED INC.


By:
   ----------------------------------------------

Its:
    ---------------------------------------------


- -------------------------------------------------
DR. A. DOETS


- -------------------------------------------------
DR. N. TH. P. ROOZEKRANS

MUTARESTES B.V.


By:
   ----------------------------------------------

Its:
    ---------------------------------------------


PLURIPHARM INTERNATIONAL, B.V.


By:
   ----------------------------------------------

Its:
    ---------------------------------------------


FINANCIERINGSMAATSCHAPPIJ DE NIEUWE WERELD, B.V.


By:
   ----------------------------------------------

Its:
    ---------------------------------------------


B.V. WISTERIA (for agreement with articles 10.02 (b), 10.02 (b) and 11.02)


By:
   ----------------------------------------------

Its:
    ---------------------------------------------

DR. A.F. HINNEN (for agreement with articles 10.02 (b) and 10.02 (c))

                               INDEX OF SCHEDULES


Schedule 3.03             Capitalization and Shareholders
Schedule 3.08             None
Schedule 3.10             Liabilities and Obligations
Schedule 3.11(a)          None
Schedule 3.11(b)          None
Schedule 3.11(c)          Employment Agreements
Schedule 3.11(d)          Employee Policies and Procedures
Schedule 3.11(a)          None
Schedule 3.11(f)          None
Schedule 3.13             Absence of Certain Changes
Schedule 3.14(a)          None
Schedule 3.14(b)          Personal Property
Schedule 3.14(c)          Leases
Schedule 3.14(d)          None
Schedule 3.15             None
Schedule 3.16             Insurance Policies
Schedule 3.17             None
Schedule 3.19             Permits and Licenses
Schedule 3.21             None
Schedule 3.24             None
Schedule 3.27             None
Schedule 3.28             Customers and Suppliers
Schedule 3.29             None
Schedule 3.30             None
Schedule 3.32             Environmental Matters
Schedule 14.12            Addresses

EXHIBIT C                 Consulting, Management and Noncompetition Agreement